INDEPENDENT AUDITOR'S CONSENT

      We do hereby consent to the use of our report dated May 9, 2001 on the financial statement of Raquel, Inc. (a Nevada corporation) included in and made part of the registration statement of Raquel, Inc. Dated August 22, 2001.

August 22, 2001


/s/
Gil Ostrick
Oppenheim & Ostrick, CPA's
Certified Public Accountants


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